UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2020

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9210 (Commission File Number)	95-4035997 (IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, par value $0.20	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01          Regulation FD Disclosure.

On August 12, 2020, Occidental Petroleum Corporation (“Occidental”) issued a press release announcing that it had commenced cash tender offers (together with the related consent solicitations described below, the “Tender Offers”) to purchase its outstanding 4.10% Senior Notes due 2021, 2.600% Senior Notes due 2021, Floating Interest Rate Notes due August 2021, 3.125% Senior Notes due 2022, 2.600% Senior Notes due 2022, 2.700% Senior Notes due 2022, Floating Interest Rate Notes due August 2022 and 2.70% Senior Notes due 2023 (collectively, the “Subject Notes”), subject to a maximum aggregate purchase price equal to $1.5 billion, a $200 million sub-cap in the case of the Subject Notes maturing in 2022 and a $50 million sub-cap in the case of the Subject Notes maturing in 2023.

Occidental also issued a press release announcing that it had amended the Tender Offers to (i) increase the maximum aggregate purchase price from $1.5 billion to $3 billion, (ii) increase the sub-cap in respect of the Subject Notes maturing in 2022 from $200 million to $700 million  and (iii) condition its obligation to accept for purchase and to pay for any of the Subject Notes on the completion by Occidental of a registered offering of senior unsecured debt securities, on terms and conditions reasonably satisfactory to Occidental, that results in net proceeds of at least $2.950 billion, from the previously announced condition requiring such offering to result in net proceeds of at least $1.475 billion.

The Tender Offers are made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated August 12, 2020, as amended (the “Offer to Purchase”).  The Tender Offers will expire at 11:59 p.m., New York City time, on September 9, 2020, unless extended or terminated by Occidental.  Holders of Subject Notes that are validly tendered prior to 5:00 p.m., New York City time, on August 25, 2020 and accepted for purchase pursuant to the applicable Tender Offer will receive, in addition to the applicable tender offer consideration, the applicable early tender premium for such series of Subject Notes, in each case subject to the term and conditions described in the Offer to Purchase.  Occidental intends to fund the Tender Offers with proceeds from a concurrent registered offering of senior unsecured notes.

In connection with the Tender Offers, Occidental is also soliciting consents from the holders of certain series of Subject Notes for proposed amendments described in the Offer to Purchase that would, among other things, remove certain covenants contained in the indentures governing such series of Subject Notes (the “Proposed Amendments”).  Adoption of the Proposed Amendments with respect to each such series of Subject Notes requires the requisite consent applicable to each such series of Subject Notes as described in the Offer to Purchase.

The Tender Offers are conditioned upon the satisfaction or waiver of conditions set forth in the Offer to Purchase.  Occidental reserves the right to amend, extend, withdraw or terminate any of the Tender Offers in its sole discretion, subject to applicable law.

A copy of the press release relating to the commencement of the Tender Offers is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein in its entirety. A copy of the press release relating to the amendment of the Tender Offers is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein in its entirety.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 12, 2020 (Launch Press Release).
99.2	Press Release dated August 12, 2020 (Upsize Press Release).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date: August 12, 2020